THE UNSECURED CONVERTIBLE PROMISSORY NOTE TO WHICH THIS AMENDMENT NO. 1 (“AMENDMENT NO. 1”) TO UNSECURED CONVERTIBLE PROMISSORY NOTE RELATES (AS AMENDED BY THIS AMENDMENT NO. 1, THE “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDMENT NO. 1 TO PROMISSORY NOTE

Dated as of March 27, 2024
Principal Amount: $125,000	Denver, Colorado

XTI Aircraft Company, a Delaware corporation (the “Maker”), has assigned the Promissory Note, dated effective as of January 5, 2023 (the “Original Note”) to XTI Aerospace, Inc. (“XTI Aerospace”). XTI Aerospace hereby assumes the Original Note, as Maker, with full obligations thereof, effective as of closing of the merger between XTI Aerospace and Inpixon, Inc. David E. Brody (the “Holder”) hereby accepts such assignment.

This Amendment No. 1 is effective as of the date hereof, as follows:

1.The Maturity Date of the Original Note is hereby changed to April 30, 2024 (the “Maturity Date”), at which time the above Principal Amount plus interest in the amount of $10,058 shall be paid to Holder.

2.No further amendment, change, supplement or update to the Original Note shall be permitted without the prior written consent of the Holder.

3.All of the other terms of the Original Note remain unchanged and in effect.

IN WITNESS WHEREOF, Maker and Holder, intending to be legally bound hereby, have caused this Amendment No. 1 to be duly executed by the undersigned as of the day and year first above written.

HOLDER	XTI AEROSPACE, INC.

/s/ David E. Brody_________________	By:	/s/ Scott Pomeroy
David E. Brody		Name:	Scott Pomeroy
		Title:	Chief Executive Officer